Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2009

Wilmington, MA (July 1, 2009) -- UniFirst Corporation (NYSE: UNF) today announced results for the third quarter and first nine months of fiscal 2009, which ended on May 30, 2009.

Revenues for the third quarter of fiscal 2009 were $252.1 million, a 1.0% decrease from the previous year’s $254.6 million. Third quarter net income was a record $21.7 million or $1.12 per diluted common share, a 28.0% increase from the third quarter of fiscal 2008, when net income was $16.9 million or $0.87 per diluted common share.

Revenues were approximately $772 million for both the first nine months of fiscal 2009 and fiscal 2008. However, on a comparable work week basis, revenues increased 2.6% during the first nine months of fiscal 2009 compared to the same period a year ago. Net income for the first nine months of fiscal 2009 was $58.8 million or $3.04 per diluted common share, a 20.8% increase from the first nine months of fiscal 2008, when net income was $48.7 million or $2.52 per diluted common share.

“Our top line continues to be impacted by the further decline of wearer levels at our customers as well as increased business closures,” said Ronald D. Croatti, UniFirst President and Chief Executive Officer. “Significantly lower energy prices as well as lower merchandise costs due to a lack of new employees being hired by our customers have helped drive recent profitability higher. In addition, our strong results reflect the proactive steps that we have taken to control our head count and overall cost structure in anticipation of further declines in our revenues.”

The Company’s core laundry revenues declined $2.9 million or 1.3% during the third quarter compared to the same quarter in fiscal 2008; however, income from operations was up 19.2%. The core laundry’s operating margin increased to 14.9% in the third quarter from 12.3% a year earlier as total expenses were down $8.3 million. The decline in expenses was primarily the result of lower energy, payroll and merchandise costs. Gasoline and natural gas costs were significantly below the prior year’s levels. Payroll costs are down as total headcount in the core laundry operations has been reduced by approximately 8% since the beginning of the calendar year. In addition, other administrative and production costs including travel expenses, are lower than those in last year’s third quarter. The Company continues to focus on reducing its overall expenses. Partially offsetting these cost benefits were higher healthcare and other payroll related costs, depreciation, bad debt expense as well as an increase to our reserve for environmental contingencies.

UniFirst’s Specialty Garments and First Aid segments also contributed to the Company’s overall growth in third quarter profits compared to 2008. Specialty Garments operating profit increased to $3.0 million from $1.8 million a year ago. This growth was driven primarily by improved performances from the segment’s US and Canadian power reactor business as well as its clean room operations.

UniFirst continues to generate strong cash flows and maintain a solid balance sheet. Cash flows from operations for the first nine months of fiscal 2009 were $109.4 million compared to $83.6 million in the first nine months of fiscal 2008. This year the Company has generated significant free cash flows which have been used primarily to reduce outstanding debt by $41.6 million. Total debt as a percentage of capital as of the end of the third quarter was 24.1%, down from 29.7% as of the end of fiscal 2008.

“As the economic environment remains volatile, cost control will continue to be a top priority,” Croatti said. “We anticipate that even when general economic conditions improve, our customers will be hesitant to increase employee levels too quickly and as a result it will take us longer to recover the uniform wearers that we have lost. However, our strong overall financial position allows us to continue investing significant resources selling the value of our services to prospective and existing customers.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (EDT) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs nearly 10,000 Team Partners who serve more than 200,000 customer locations in 46 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen	Thirteen	Thirty-nine	Forty
	weeks ended	weeks ended	weeks ended	weeks ended
	May 30,	May 31,	May 30,	May 31,
(In thousands, except share and per share data)	2009 (2)	2008 (2)	2009 (2)	2008 (2)

Revenues	$252,105	$254,617	$771,944	$772,165

Costs and expenses:
Operating costs (1)	148,597	157,169	464,632	480,797
Selling and administrative expenses (1)	52,152	54,458	159,752	164,501
Depreciation and amortization	14,641	13,192	42,683	40,094
	215,390	224,819	667,067	685,392

Income from operations	36,715	29,798	104,877	86,773

Other expense (income):
Interest expense	2,226	2,567	7,141	9,430
Interest income	(441)	(575)	(1,492)	(1,668)
Foreign exchange (gain)/loss	(789)	8	340	(421)
	996	2,000	5,989	7,341

Income before income taxes	35,719	27,798	98,888	79,432
Provision for income taxes	14,030	10,858	40,057	30,737

Net income	$21,689	$16,940	$58,831	$48,695

Income per share – Basic:
Common Stock	$1.18	$0.92	$3.21	$2.66
Class B Common Stock	$0.95	$0.74	$2.57	$2.13

Income per share – Diluted:
Common Stock	$1.12	$0.87	$3.04	$2.52

Weighted average number of shares outstanding – Basic:
Common Stock	14,394	14,366	14,389	14,358
Class B Common Stock	4,935	4,937	4,935	4,937
	19,329	19,303	19,324	19,295

Weighted average number of shares outstanding – Diluted:
Common Stock	19,376	19,363	19,371	19,340

Dividends per share:
Common Stock	$0.0375	$0.0375	$0.1125	$0.1125
Class B Common Stock	$0.0300	$0.0300	$0.0900	$0.0900

(1) Exclusive of depreciation on the Company’s fixed assets and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)	May 30, 2009 (1)	August 30, 2008
Assets
Current assets:
Cash and cash equivalents	$32,381	$25,655
Receivables, net	103,515	102,830
Inventories	47,296	46,154
Rental merchandise in service	76,447	92,315
Prepaid and deferred income taxes	17,053	15,431
Prepaid expenses	3,516	1,720

Total current assets	280,208	284,105

Property and equipment:
Land, buildings and leasehold improvements	322,662	314,370
Machinery and equipment	349,771	327,705
Motor vehicles	114,598	102,805

	787,031	744,880
Less - accumulated depreciation	401,099	376,319
	385,932	368,561

Goodwill	260,588	258,836
Customer contracts and other intangible assets, net	61,797	67,450
Other assets	2,548	2,715

	$991,073	$981,667

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$17,841	$4,222
Accounts payable	36,367	54,822
Accrued liabilities	103,121	91,837
Accrued income taxes	6,430	—

Total current liabilities	163,759	150,881

Long-term obligations, net of current maturities	175,622	231,317
Deferred income taxes	42,576	42,699

Shareholders' equity:
Common Stock	1,440	1,438
Class B Common Stock	493	494
Capital surplus	19,126	18,240
Retained earnings	588,931	532,164
Accumulated other comprehensive (loss)/income	(874)	4,434

Total shareholders' equity	609,116	556,770

	$991,073	$981,667

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen	Thirteen
	weeks ended	weeks ended
	May 31,	May 30,	Dollar	Percent
(In thousands, except percentages)	2009 (1)	2008 (1)	Change	Change

Core Laundry Operations	$223,777	$226,686	$(2,909)	-1.3%
Specialty Garments	21,040	20,401	639	3.1
First Aid	7,288	7,530	(242)	-3.2
Consolidated total	$252,105	$254,617	$(2,512)	-1.0%

	Thirty-nine	Forty
	weeks ended	weeks ended
	May 31,	May 30,	Dollar	Percent
(In thousands, except percentages)	2009 (1)	2008 (1)	Change	Change

Core Laundry Operations	$694,994	$693,343	$1,651	0.2%
Specialty Garments	55,720	54,783	937	1.7
First Aid	21,230	24,039	(2,809)	-11.7
Consolidated total	$771,944	$772,165	$(221)	0.0%

Income from Operations

	Thirteen	Thirteen
	weeks ended	weeks ended
	May 31,	May 30,	Dollar	Percent
(In thousands, except percentages)	2009 (1)	2008 (1)	Change	Change

Core Laundry Operations	$33,260	$27,913	$5,347	19.2%
Specialty Garments	3,013	1,840	1,173	63.8
First Aid	442	45	397	887.8
Consolidated total	$36,715	$29,798	$6,917	23.2%

	Thirty-nine	Forty
	weeks ended	weeks ended
	May 31,	May 30,	Dollar	Percent
(In thousands, except percentages)	2009 (1)	2008 (1)	Change	Change

Core Laundry Operations	$97,931	$82,579	$15,352	18.6%
Specialty Garments	6,411	3,840	2,571	67.0
First Aid	535	354	181	51.2
Consolidated total	$104,877	$86,773	$18,104	20.9%

(1) Unaudited